Exhibit 23.1

Independent Auditor's Consent

The Board of Directors
ENSCO International Incorporated:

We consent to the incorporation by reference in the Registration Statement Nos. 333-37897, 333-58625, 333-10733, 33-40282, 33-41294 and 333-97757 on Form 10-K of ENSCO International Incorporated of our report dated January 26, 2004 except as to note 17, which is as of February 17, 2004, with respect to the consolidated balance sheets of ENSCO International Incorporated as of December 31, 2003 and 2002, and the related consolidated statements of income and cash flows for each of the years in the three-year period ended December 31, 2003 which report appears in the December 31, 2003, annual report on Form 10-K of ENSCO International Incorporated. ENSCO changed its method of accounting for goodwill and other intangible assets in accordance with Statement of Financial Accounting Standards, No. 142, Goodwill and Other Intangible Assets, in 2002.

/s/ KPMG LLP

Dallas, Texas
March 1, 2004